Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 of Express Scripts, Inc. of our report dated February 16, 2011 except with respect to our opinion on the consolidated financial statements and financial statement schedule insofar as it relates to the change in reportable segments as described in Note 13, as to which the date is October 25, 2011 and the effectiveness of internal control over financial reporting, which appears in Express Scripts, Inc.’s Current Report on Form 8-K dated October 25, 2011. We also consent to the reference to us under the heading “Experts” in such Registration Statement.
     /s/ PricewaterhouseCoopers LLP
     St. Louis, Missouri
     November 14, 2011